SENT:  Monday, November 06, 2006 11:24 AM
SUBJECT:  CGCMT 2006-C5 PRICE GUIDANCE * PUBLICS -UPDATE
ATTACHMENTS:  CGCMT_20.pdf; CGCMT_20.xls

                                                         FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                          REGISTRATION STATEMENT NO.: 333-132746

CGCMT, Commercial Mortgage Pass-Through Certificates, Series 2006-C5 $2.126B

Book Runner:      Citigroup Global Markets Inc.
Co-Lead Managers: Citigroup Global Markets Inc./LaSalle Financial Services
Co-Managers:      Banc of America Securities, LLC/PNC Capital Markets, LLC

Rating Agencies:  Moodys / Fitch

Loan Sellers:     Citigroup Global Markets Realty Corp. (42.6%)
                  LaSalle Bank National Association (44.1%)
                  PNC Bank, National Association (13.3%)

         Ratings
         Moody's/      Class    WAL       Principal      Sub      PX
Class     Fitch        Size    (yrs)        Window     Levels  Guidance  Status
-----    -------     -------   -----     -----------   ------- --------- -------
A1       Aaa/AAA      60.312    3.14     12/06-07/11   30.000%     7A     OPEN
A2       Aaa/AAA     236.800    4.80     07/11-10/11   30.000%    18A     0.10X
A3       Aaa/AAA      93.829    7.22     06/13-04/14   30.000%    23A     0.35X
ASB      Aaa/AAA      92.920    7.40     10/11-02/16   30.000%    23A     0.15X
A4       Aaa/AAA     775.822    9.74     02/16-10/16   30.000%    23A     0.20X
A1A      Aaa/AAA     228.753    9.16     12/06-10/16   30.000%    NOT AVAILABLE
AM       Aaa/AAA     212.634    9.90     10/16-10/16   20.000%    26A     0.15X
AJ       Aaa/AAA     172.765    9.90     10/16/10/16   11.875%    29A     0.35X
B        Aa2/AA       42.526    9.90     10/16-10/16    9.875%    34A     OPEN
C        Aa3/AA-      21.264    9.90     10/16-10/16    8.875%    37A     OPEN
D         A2/A        26.579    9.90     10/16-10/16    7.625%    44A     OPEN
XP       Aaa/AAA       TBD       NAP          NAP         NAP

Expected Settle:  November 21, 2006

Property Type:    Retail 25.2%, Office 37.1%, Multifamily 16.3%, Hotel 9.6%,
                  Industrial 5.8%, Mixed Use 2.5%, Other 3.6%

Geographic:       CA 17.7%, NY 7.9%, GA 6.9%, TX 5.0%, PA, 4.5%, Other 58.0%

DSCR/LTV:         1.37x/69.66%

Top 10 Loans:     35.0% of the pool, DSCR 1.47x, LTV: 65.86%

Top 10 Trust Assets               DSCR     LTV  %UPB  Sponsor
IRET Portfolio                   1.42x  80.88%  5.8%  IRET
801 South Figueroa Street        1.19x  74.53%  5.6%  Daniel Mani, Simon Mani
Tower 67                         1.94x  30.12%  4.7%  Greg/Alan/Jeffrey
                                                      Manocherian, Parviz Yari
Ala Moana Portfolio              1.81x  51.51%  4.5%  GGP Limited Partnership
NNN WellPoint Operations Center  1.60x  69.03%  3.3%  Triple Net Properties, LLC
One & Two Securities Centre      1.20x  67.70%  3.3%  Richard D. Gee & Maxwell
                                                      B. Drever
Four Points Sheraton             1.40x  67.51%  2.3%  JBG Investment Fund IV LLC
909 Poydras Office Building      1.23x  80.00%  1.9%  Judah/Issac/Sarah/William
                                                      Hertz
Tri City Plaza                   1.35x  80.00%  1.9%  DLC Management Corporation
                                                      & Delphi Commercial
                                                      Properties Inc
Kent Station                     1.20x  79.61%  1.7%  Joseph D. Blattner

Expected Timing:
Termsheets/Reds - Monday October 30
Launch/Price - Nov 7/8

Roadshow:
Roadshow Schedule:
Week of October 30
Thursday November 2:
   Hartford Breakfast:    8:30AM Goodwin Hotel; Board Room, Mez. Level
   Boston Lunch:          12:00PM 2 International Place 19th Floor
Friday November 3:
   Minneapolis Breakfast: 9:00AM The Grand Hotel
   Chicago:               2:30PM 233 South Wacher Dr, 87th Floor

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